Exhibit 99.1

DiVall Insured Income Properties 2, L.P.

QUARTERLY NEWS

A publication of The Provo Group, Inc.	THIRD QUARTER 2009

PARTNERSHIP EXTENDED TEN YEARS!

The Consent Statement and Consent Card which addressed the term extension of the Partnership from November 30, 2010 to November 30, 2020 were mailed to Limited Partners on July 31, 2009. We are pleased to report that on October 14, 2009 a majority of Partnership Units had voted affirmatively for the ten year extension of the Partnership. Many public entities have difficulty engaging investors in important votes. We believe it is a tribute to the knowledge and interest of our Partners that the significance of this vote was understood and acted upon.

Consistent with our past two year voting cycle, we will circulate the next Biennial “Consent for Sale” in May of 2011, whereby Limited Partners can once again vote on whether to sell the remaining properties and liquidate the Partnership.

The General Partner and Advisory Board believe that the Partnership can continue to provide a steady cash flow to the Limited Partners, and additional value can be achieved by continuing the strategy of selectively selling the properties (for example, those not leased to prime quality tenants). See “Property Held For Sale” Highlight on page 2 for information related to the potential sale of the Panda Buffet restaurant- (Grand Forks, ND) property.

Those investors who have evaluated their own current financial needs as well as future financial goals and voted not to extend the Partnership may now be considering selling their DiVall Units. This decision can only be made by each individual investor and their financial advisor. Although the Units cannot be sold in the public market, secondary markets do exist. In addition, there is a Qualified Matching Service available which provides for some liquidity through which Units may be bought and sold. Investors may contact DiVall Investor Relations at the numbers shown at the bottom of page 2 if additional information is needed.

DISTRIBUTION HIGHLIGHTS

•

$245,000 ($5.29 per unit) distributed for the Third Quarter of 2009, which is $25,000 ($.54 per unit) higher than originally projected. The variance is primarily due to unanticipated rental collections from both Daytona’s and Denny’s (see OTHER PROPERTY HIGHLIGHTS on page 2).

•	The annualized “operating return” for the Third Quarter of 2009 was approximately 6%, based on the Net Unit Value (“NUV”) of $330 per unit as of December 31, 2008.

•

$1,563 to $1,413 range of cumulative distributions per unit from the first unit sold to the last unit sold before the offering closed (3/90). (Distributions are from both cash flow from operations and “net” cash activity from financing and investing activities)

SEE INSIDE
Property Held for Sale Highlight	2
Other Property Highlights	2
Questions & Answers	2
Contact Information	2

PAGE 2	DIVALL 2 QUARTERLY NEWS	3 Q 09

PROPERTY HELD FOR SALE HIGHLIGHT

•

Grand Forks, ND (operates as a Panda Buffet restaurant): A sales contract was executed on September 30, 2009 for the installment sale of the property to the owner tenant. The sales price is $450,000 if closing occurs on or before November 15, 2009. At the time of closing, $150,000 is to be paid to the Partnership and the remaining balance will be delivered in the form of a Promissory Note. The Note will reflect a term of three years, an interest rate of 7.25%, and principal and interest payments paid monthly and amortized over a ten year period.

OTHER PROPERTY HIGHLIGHTS

•

Des Moines, IA (operates as Daytona’s All Sports Café): The lease on the property was extended in 2008 for one year and expired as of February 28, 2009. A twenty-seven (27) month lease (retroactive to March 1, 2009), was executed in August of 2009, and includes first year base rent of $72,000. Due to the vagaries of a sports bar, a lease renewal for Daytona’s was not included in the 2009 budget.

•

Phoenix, AZ (operates as a Denny’s restaurant): A lease on the property expired on April 30, 2009 and month-to-month rent of $6,000 was charged to the tenant for May of 2009. A new twenty-three (23) month lease was executed in June of 2009 and commenced on June 1, 2009. The first year base rent amounts to $72,000. Due to the uncertainty of a lease renewal, the Denny’s new lease was not included in the 2009 budget.

•

Columbus, OH (operates as an Applebee’s restaurant): The lease on the property expired on October 31, 2009. A lease amendment and three year lease extension agreement (effective November 1, 2009) was recently executed and includes first year base rent of approximately $136,000.

QUESTIONS AND ANSWERS

•	When can I expect my next distribution mailing and the December 31, 2009 Net Unit Value letter?

Your distribution correspondence for the Fourth Quarter of 2009, along with the December 31, 2009 Net Unit Value letter, are scheduled to be mailed on February 15, 2010.

•	What was the December 31, 2008 Net Unit Value (“NUV”)?

The Net Unit Value was $330 per unit. The Net Unit Value letter from the General Partner was included with the February 13, 2009 distribution mailing. Please note that the year-end NUV should be adjusted (reduced) for any subsequent property sales during the following year.

•	Where can I find the new Partnership website?

Please visit the website at www.divallproperties.com.

•	How do I have a question answered in the next Newsletter?

Please e-mail your specific question to Diane Conley (DiVall Controller) at dconley@theprovogroup.com by Monday, October 5, 2009 or visit the Investor Relations page at www.divallproperties.com.

•	I’ve moved. How do I update my account registration?

Please mail or fax to DiVall Investor Relations a signed letter stating your new address and telephone number. Updates cannot be accepted over the telephone or via voicemail messages.

•	If I have questions or comments, how can I reach DiVall Investor Relations?

You can reach DiVall Investor Relations at the address and/or number(s) listed below.

CONTACT INFORMATION

MAIL:	DiVall Investor Relations	PHONE:	1-800-547-7686
	c/o Phoenix American Financial Services, Inc.	FAX:	1-415-485-4553
2401 Kerner Blvd.
San Rafael, CA 94901

DIVALL INSURED INCOME PROPERTIES 2 L.P.

STATEMENTS OF INCOME AND CASH FLOW CHANGES

FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2009

	PROJECTED	ACTUAL	VARIANCE
	3rd	3rd
	QUARTER	QUARTER	BETTER
	09/30/2009	09/30/2009	(WORSE)
OPERATING REVENUES
Rental income	$441,429	$487,584	$46,155
Interest income	1,655	835	(820)
Other income	0	3,447	3,447

TOTAL OPERATING REVENUES	$443,084	$491,865	$48,781

OPERATING EXPENSES
Insurance	$8,682	$8,682	$0
Management fees	60,210	60,575	(365)
Overhead allowance	4,857	4,896	(39)
Advisory Board	2,625	2,625	0
Administrative	18,345	17,821	524
Professional services	17,100	23,632	(6,532)
Auditing	3,273	4,500	(1,227)
Legal	9,000	7,425	1,575
Property Expenses	(20,584)	(18,650)	(1,934)

TOTAL OPERATING EXPENSES	$103,508	$111,505	$(7,997)

INVESTIGATION AND RESTORATION EXPENSES	$0	$124	$(124)

NON-OPERATING EXPENSES
Depreciation	$47,526	$47,527	$(1)
Amortization	5,007	8,063	(3,056)
Uncollectible receivables	0	2,013	(2,013)

TOTAL NON-OPERATING EXPENSES	$52,533	$57,604	$(5,071)

TOTAL EXPENSES	$156,040	$169,233	$(13,193)

NET INCOME	$287,044	$322,632	$35,588

			VARIANCE
OPERATING CASH RECONCILIATION:
Depreciation and amortization	52,533	57,604	5,071
Recovery of amounts previously written off	0	(3,107)	(3,107)
(Increase) Decrease in current assets	(146,552)	(165,803)	(19,251)
Increase (Decrease) in current liabilities	(27,975)	(33,356)	(5,381)
(Increase) Decrease in cash reserved for payables	26,827	32,065	5,238
Current cash flows advanced from (reserved for) future distributions	28,232	37,232	9,000

Net Cash Provided From Operating Activities	$220,109	$247,267	$27,158

CASH FLOWS (USED IN) FROM INVESTING AND FINANCING ACTIVITIES
Indemnification Trust (Interest earnings reinvested)	$(155)	$(356)	$(201)
Recovery of amounts previously written off	0	3,107	3,107
Payment of Leasing Commissions	0	(4,860)	(4,860)

Net Cash (Used In) From Investing And Financing Activities	$(155)	$(2,109)	$(1,954)

Total Cash Flow For Quarter	$219,954	$245,158	$25,204

Cash Balance Beginning of Period	578,451	662,444	83,993
Less 2nd quarter 2009 L.P. distributions paid 8/09	(220,000)	(275,000)	(55,000)
Change in cash reserved for payables or future distributions	(55,059)	(69,297)	(14,238)

Cash Balance End of Period	$523,347	$563,305	$39,958

Cash reserved for 3rd quarter 2009 L.P. distributions	(220,000)	(245,000)	(25,000)
Cash reserved for payment of accrued expenses	(50,058)	(64,098)	(14,040)
Cash advanced from (reserved for) future distributions	(149,094)	(149,094)	0

Unrestricted Cash Balance End of Period	$104,195	$105,113	$918

	PROJECTED	ACTUAL	VARIANCE
* Quarterly Distribution	$220,000	$245,000	$25,000
Mailing Date	11/13/2009	(enclosed )	—

*	Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2009 PROJECTED PROPERTY SUMMARY

AND RELATED RECEIPTS

FOR CURRENT INVESTMENT PROPERTIES

AS OF SEPTEMBER 30, 2009

PORTFOLIO	(Note 1)
		REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	ANNUAL RECEIPTS	RETURN

APPLEBEE’S (2)	COLUMBUS, OH	1,059,465	135,816	12.82%		84,500	29,849	0	0.00%	1,143,965	135,816	11.87%

DENNY’S (3)	PHOENIX, AZ	972,726	72,000	7.40%		183,239	0	0	0.00%	1,155,965	72,000	6.23%

CHINESE SUPER BUFFET	PHOENIX, AZ	865,900	72,000	8.32%		221,237	0	0	0.00%	1,087,137	72,000	6.62%

DAYTONA’S All SPORTS CAFÉ (4)	DES MOINES, IA	845,000	72,000	8.52%		52,813	0	0	0.00%	897,813	72,000	8.02%

KFC	SANTA FE, NM	451,230	60,000	13.30%						451,230	60,000	13.30%

Note:

1:	This property summary includes only property held by the Partnership as of September 30, 2009.
2:	The Applebee’s lease expired on October 31, 2009. A lease amendment and three year lease extension was executed in the Fourth Quarter of 2009, effective November 1, 2009.
3:	The former Denny’s lease expired on April 30, 2009. A new twenty-three month lease was executed in June of 2009 and was retroactive to June 1, 2009 (set to expire on April 30, 2011).
4:	The Daytona’s lease expired on February 28, 2009. A new twenty-seventh month lease was executed in the Third Quarter of 2009 (retroactive to March 1, 2009), and includes first year base rent of $72,000.
5:	Popeye’s ceased operations in June of 2008 and the lease was terminated in July of 2008. Management anticipates the property will be vacant throughout 2009.
6:	An installment sales contract was executed as of September 30, 2009 for the sale of the property. The sales price is $450,000 if the closing occurs before or on November 15, 2009.

Since there is never a guarantee of a sale, a full year of rent is shown.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2009 PROJECTED PROPERTY SUMMARY

AND RELATED RECEIPTS

FOR CURRENT INVESTMENT PROPERTIES

AS OF SEPTEMBER 30, 2009

PORTFOLIO	(Note 1)
		REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	TOTAL RECEIPTS	RETURN

VACANT (FORMER POPEYE’S) (5)	PARK FOREST, IL	580,938	0	0.00%						580,938	0	0.00%

PANDA BUFFET (6)	GRAND FORKS, ND	739,375	38,000	5.14%						739,375	38,000	5.14%

WENDY’S	AIKEN, SC	633,750	90,480	14.28%						633,750	90,480	14.28%
WENDY’S	N. AUGUSTA, SC	660,156	87,780	13.30%						660,156	87,780	13.30%
WENDY’S	AUGUSTA, GA	728,813	96,780	13.28%						728,813	96,780	13.28%
WENDY’S	CHARLESTON, SC	596,781	76,920	12.89%						596,781	76,920	12.89%
WENDY’S	AIKEN, SC	776,344	96,780	12.47%						776,344	96,780	12.47%
WENDY’S	AUGUSTA, GA	649,594	86,160	13.26%						649,594	86,160	13.26%
WENDY’S	CHARLESTON, SC	528,125	70,200	13.29%						528,125	70,200	13.29%
WENDY’S	MT. PLEASANT, SC	580,938	77,280	13.30%						580,938	77,280	13.30%
WENDY’S	MARTINEZ, GA	633,750	84,120	13.27%						633,750	84,120	13.27%

PORTFOLIO TOTALS		11,302,885	1,216,316	10.76%		541,789	29,849	0	0.00%	11,844,674	1,216,316	10.27%

Note:

1:	This property summary includes only property held by the Partnership as of September 30, 2009.
2:	The Applebee’s lease expired on October 31, 2009. A lease amendment and three year lease extension was executed in the Fourth Quarter, effective November 1, 2009.
3:	The former Denny’s lease expired on April 30, 2009. A new twenty-three month lease was executed in June of 2009 and was retroactive to June 1, 2009 (set to expire on April 30, 2011).
4:	The Daytona’s lease expired on February 28, 2009. A new twenty-seventh month lease was executed in the Third Quarter of 2009 (retroactive to March 1, 2009), and includes first year base rent of $72,000.
5:	Popeye’s ceased operations in June of 2008 and the lease was terminated in July of 2008. Management anticipates the property will be vacant throughout 2009.
6:	An installment sales contract was executed as of September 30, 2009 for the sale of the property. The sales price is $450,000 if the closing occurs before or on November 15, 2009.

Since there is never a guarantee of a sale, a full year of rent is shown.